Exhibit 10.1
Execution Version
FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT
     THIS FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT (this “Amendment”), is made and entered into as of February 16, 2010, by and among WALTER INVESTMENT MANAGEMENT CORP., a Maryland corporation (the “Borrower”), the several banks and other financial institutions from time to time party hereto (collectively, the “Lenders”) and SUNTRUST BANK, in its capacity as Administrative Agent for the Lenders (the “Administrative Agent”).
W I T N E S S E T H:
     WHEREAS, the Borrower, the Lenders and the Administrative Agent are parties to a certain Revolving Credit Agreement, dated as of April 20, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Credit Agreement), pursuant to which the Lenders have made certain financial accommodations available to the Borrower;
     WHEREAS, the Borrower has requested that the Lenders and the Administrative Agent amend certain provisions of the Credit Agreement, and subject to the terms and conditions hereof, the Lenders are willing to do so;
     NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of all of which are acknowledged, the Borrower, the Lenders and the Administrative Agent agree as follows:
     1. Amendments.
     (a) Section 1.1 of the Credit Agreement is hereby amended by (i) adding the following definitions of “Historical Account” and “Permitted Acquisition” in the appropriate alphabetical order and (ii) by replacing the definitions of Delinquent Account”, “Portfolio Delinquency Ratio” and “Portfolio Loss Ratio” in their entirety with the following definitions:
     “Delinquent Account” shall mean a Historical Account as to which any payment, or part thereof, remains unpaid for more than thirty days (30) from the original Due Date for such payment, excluding (i) those Historical Accounts owed by an Mortgage Obligor in a bankruptcy proceeding that is making payments on the Account in contractual compliance with the mortgage payment plan approved by the bankruptcy court and (ii) Historical Accounts that have been foreclosed
     “Historical Account” shall mean an Account owed by an Mortgage Obligor existing on April 17, 2009.
     “Permitted Acquisition” shall mean any acquisition by any Loan Party of the Capital Stock, all or substantially all of the assets or a division or business unit of any Person, whether through purchase, merger, or other business combination or transaction so long as the following conditions are satisfied in connection therewith: (i) before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing or would result therefrom, all representations and warranties of each Loan Party set forth in the Loan Documents shall be and remain true and correct in all material respects and the Borrower is in compliance on a Pro Forma Basis with each of the covenants set forth in Article VI (recomputed as of the day of the most recently ended Fiscal Quarter (for which financial statements are required to have been delivered) as if such Acquisition has occurred of the first day of each relevant period for testing compliance), (ii) the board of directors (or equivalent thereof) of the Person whose assets or stock is being acquired has approved the Acquisition and (iii) the Person or assets being acquired is in the same line of business as the Borrower and its Subsidiaries or any business reasonably related thereto.
     “Portfolio Delinquency Ratio” shall mean, as of any date, the average delinquency ratio (expressed as a percentage) of the Delinquent Accounts of the Borrower and its Subsidiaries compared to the average balance of Historical Accounts for the Borrower and its Subsidiaries, in each case measured for the Fiscal Quarter ending on or immediately prior to such date, as reported in a manner consistent with past practice as of the Closing Date.
     “Portfolio Loss Ratio” shall mean, as of any date, the ratio (expressed as a percentage) of (i) the sum of the realized losses for Historical Accounts to (ii) the average balance sheet Historical Account balance before allowances, in each case measured for the four consecutive Fiscal Quarters ending on or immediately prior to such date.
     (b) Section 7.4 of the Credit Agreement is hereby amended by (i) deleting the “and” at the end of clause (e), (ii) relettering clause (f) to clause (g) and (iii) adding the following clause (f) to such Section:
     (f) acquisitions of residential real estate assets and Permitted Acquisitions and redemptions or repurchases of Indebtedness issued by any WMC Trust so long as the aggregate purchase price (excluding any purchase price financed with Indebtedness permitted to be incurred hereunder) does not exceed $77,000,000; and
     2. Conditions to Effectiveness of this Amendment. Notwithstanding any other provision of this Amendment and without affecting in any manner the rights of the Lenders hereunder, it is understood and agreed that this Amendment shall not become effective, and the Borrower shall have no rights under this Amendment, until the Administrative Agent shall have received (i) reimbursement or payment of its costs and expenses incurred in connection with this Amendment or the Credit Agreement (including reasonable fees, charges and disbursements of King & Spalding LLP, counsel to the Administrative Agent), and (ii) executed counterparts to this Amendment from the Borrower, each of the Subsidiary Loan Parties and the Lenders.
     3. Representations and Warranties. To induce the Lenders and the Administrative Agent to enter into this Amendment, the Borrower hereby represents and warrants to the Lenders and the Administrative Agent:
     (a) The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect;
     (b) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party are within such Loan Party’s organizational powers and have been duly authorized by all necessary organizational, and if required, shareholder, partner or member, action;

     (c) The execution, delivery and performance by the Borrower of this Agreement, and by each Loan Party of the other Loan Documents to which it is a party (i) do not require any consent or approval of, registration or filing with, or any action by, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (ii) will not violate any Requirements of Law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding on the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (iv) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries;
     (d) This Amendment has been duly executed and delivered for the benefit of or on behalf of each Loan Party and constitutes a valid and binding obligation of each Loan Party, enforceable against such Loan Party in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity; and
     (e) After giving effect to this Amendment, the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, and no Default or Event of Default has occurred and is continuing as of the date hereof.
     4. Reaffirmation of Subsidiary Guaranty Agreement. Each Subsidiary Loan Party consents to the execution and delivery by the Borrower of this Amendment and jointly and severally ratify and confirm the terms of the Subsidiary Guaranty Agreement with respect to the indebtedness now or hereafter outstanding under the Credit Agreement as amended hereby and all promissory notes issued thereunder. Each Subsidiary Loan Party acknowledges that, notwithstanding anything to the contrary contained herein or in any other document evidencing any indebtedness of the Borrower to the Lenders or any other obligation of the Borrower, or any actions now or hereafter taken by the Lenders with respect to any obligation of the Borrower, the Subsidiary Guaranty Agreement (i) is and shall continue to be a primary obligation of the Subsidiary Loan Parties, (ii) is and shall continue to be an absolute, unconditional, joint and several, continuing and irrevocable guaranty of payment, and (iii) is and shall continue to be in full force and effect in accordance with its terms. Nothing contained herein to the contrary shall release, discharge, modify, change or affect the original liability of the Subsidiary Loan Parties under the Subsidiary Guaranty Agreement.
     5. Effect of Amendment. Except as set forth expressly herein, all terms of the Credit Agreement, as amended hereby, and the other Loan Documents shall be and remain in full force and effect and shall constitute the legal, valid, binding and enforceable obligations of the Borrower to the Lenders and the Administrative Agent. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Lenders under the Credit Agreement, nor constitute a waiver of any provision of the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement.
     6. Governing Law. This Amendment shall be governed by, and construed in accordance with, the internal laws of the State of New York and all applicable federal laws of the United States of America.
     7. No Novation. This Amendment is not intended by the parties to be, and shall not be construed to be, a novation of the Credit Agreement or an accord and satisfaction in regard thereto.

     8. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including, without limitation, the reasonable fees and out-of-pocket expenses of outside counsel for the Administrative Agent with respect thereto.
     9. Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, each of which shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of this Amendment by facsimile transmission or by electronic mail in pdf form shall be as effective as delivery of a manually executed counterpart hereof.
     10. Binding Nature. This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors, successors-in-titles, and assigns.
     11. Entire Understanding. This Amendment sets forth the entire understanding of the parties with respect to the matters set forth herein, and shall supersede any prior negotiations or agreements, whether written or oral, with respect thereto.
[Signature Pages To Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed, under seal in the case of the Borrower and the Subsidiary Loan Parties, by their respective authorized officers as of the day and year first above written.

BORROWER: WALTER INVESTMENT MANAGEMENT CORP.
By:
Name:
Title:

SUBSIDIARY LOAN PARTIES: BEST INSURORS, INC.
By:
Name:
Title:

HANOVER CAPITAL PARTNERS 2, LTD.
By:
Name:
Title:

HANOVER CAPITAL SECURITIES, INC.
By:
Name:
Title:

WALTER MORTGAGE COMPANY, LLC
By:
Name:
Title:

[FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT]

LENDERS: SUNTRUST BANK, individually and as Administrative Agent
By:
	Name:	Steven A. Deily
	Title:	Managing Director

REGIONS BANK
By:
	Name:	April Monteith
	Title:	Vice President

[FIRST AMENDMENT TO REVOLVING CREDIT AGREEMENT]